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                                                                    EXHIBIT 10.7

                              PLACEMENT AGREEMENT

     This Agreement is entered into as of September 22, 1997, by and between Inco Homes Corporation, a Delaware corporation ("Inco"), and USA Commercial Mortgage Cmpany, a Nevada corporation ("USA"), with reference to the following facts:

                                    RECITALS

     A. USA, in association with Ira Norris, a licensed California real estate broker ("Norris"), has arranged for Inco, a loan (the "Loan") with a Note Amount of $2,450,000.00 from an individual lender ("Lender").

     B. In connection with such loan, Inco has agreed to pay a fee in the total amount of $122,500.00 (the "Loan Fee") to USA.

     C. Parties hereto wish to agree as to the terms and conditions for the payment of the Loan Fee and Additional Fee.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Inco and USA hereby agree as follows:

     1.  Payment of Loan Fee.  Inco shall pay a portion of the Loan Fee, in the
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amount of $49,000.00 on the date the Loan is funded.  On the date the Loan is funded, Inco shall execute a promissory note in the amount of $347,500 payable to USA or its assignee (the "Fee Note"). Said note amount is the sum of the remainder of the Loan Fee ($73,500.00), plus the balance ($274,000.00) of the prior Note payable by Inco to USA for the Loan Fee on a prior loan arranged by USA. The Fee Note shall have a term of eighteen (18) months from the date the Loan is funded (the "Maturity Date") and shall bear no interest if it is paid in full by its maturity date. From and after the Maturity Date, the outstanding balance of the Fee Note shall bear interest at the rate of ten percent (10%) per annum until it is paid in full. Capitalized terms used herein and not otherwise defined herein are used with the meanings given them in the Loan Agreement between Inco and the Lenders regarding the Loan.

     2.  Attorneys' Fees.  Inco shall pay the fees and costs of Lenders'
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attorney(s)incurred in the investigation, negotiation and documentation of the
Loan.  Said fees and costs shall not exceed $4,500.00.

     3. Miscellaneous.
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        (a)  This Agreement shall be governed by the laws of the State of
Nevada.

        (b)  Time is of the essence of this Agreement.

        (c) The parties hereto agree to execute and deliver such additional documents or instruments as they may be reasonably necessary to effectuate the terms and conditions of this Agreement.

        (d) In the event of any dispute hereunder or in any action for the enforcement of this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party its attorneys' fees and costs of suit.

        (e) This Agreement shall inure to the benefit of the parties hereto and their respective heirs, successors and signs.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
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Inco:                       USA:

Inco Homes Corporation      USA Commercial Mortgage Company,
a Delaware corporation      a Nevada corporation


By:                         By:
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   Ira Norris, President       Thomas Hantges, President